Exhibit (a)(5)(B)

Bimini Capital Management Clarifies That All Class A Common Stock CUSIP Numbers
Are Eligible to be Tendered in the Tender Offer

VERO BEACH, Fla., June 6, 2019 (GLOBE NEWSWIRE) -- Bimini Capital Management, Inc. (OTCQB: BMNM) (“Bimini Capital”) today clarified that all CUSIP numbers for shares of its Class A common stock, par value $0.001 per share  (the “Class A Common Stock”), are eligible to be tendered in its “modified Dutch auction” tender offer to purchase up to $2.2 million in value of shares of its Class A Common Stock, which expires at 5:00 P.M., New York City time, on July 1, 2019 (the “Offer”). Shares of Class A Common Stock are represented by three CUSIP numbers, which are 090319401, 090319708 and 090319807.

Stockholders who have questions or would like additional information about the Offer may contact Broadridge, the information agent for the Offer, toll-free at (855) 793-5068.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of Class A Common Stock.

About Bimini Capital Management, Inc.

Bimini Capital Management, Inc. invests primarily in, but is not limited to investing in, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). Its objective is to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.  In addition, Bimini Capital generates a significant portion of its revenue serving as the manager of Orchid Island Capital, Inc.

Forward Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions. These statements are based on Bimini Capital’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those expressed or implied by the statements herein. Additional information about the factors that may affect Bimini Capital’s operations is set forth in Bimini Capital’s current and periodic reports filed with the U.S. Securities and Exchange Commission, including Bimini Capital’s current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, particularly the discussion under the caption “Item 1A. RISK FACTORS” in Bimini Capital’s Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the U.S. Securities and Exchange Commission on March 20, 2019. The forward-looking statements in this communication are based on information available to Bimini Capital as of the date hereof.

Except as required by law, Bimini Capital undertakes no obligation to update or revise the information contained in this press release or any other forward-looking statement, whether written or oral, that may be made as a result of new information, future events or otherwise.

For more information, contact:

Broadridge Corporate Issuer Solutions, Inc.
Toll Free: (855) 793-5068

Bimini Capital Management, Inc.
Robert E. Cauley, 772-231-1400
Chairman and Chief Executive Officer
www.biminicapital.com